1 E Erie St Suite 525-2419

Chicago, IL 60611

312-313-0350

audit@smartsolutionscpa.com

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this preliminary offering circular of WiProsper Ventures, LLC of our report dated March 9, 2023 relating to our audit of the financial statements of WiProsper Ventures, LLC for the period January 1, 2022 through December 31, 2022.

Noman Tahir CPA License: 065.054304 Chicago, Illinois June 29, 2023